UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 23, 2006

Date of Report (Date of earliest event reported)

The Sands Regent

(Exact name of registrant as specified in its charter)

Nevada	000-14050	88-0201135
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave.

Reno, Nevada, 89501

(Address of principal executive offices) (Zip Code)

(775) 348 2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On May 23, 2006, The Sands Regent (the “Company”) entered into Change in Control Bonus Agreements with Ferenc B. Szony, Rob Medeiros and Cornelius T. Klerk (the “Agreements”). Pursuant to the Agreements, if the Company experiences a change of control (as defined in the Agreements) prior to March 31, 2007, or enters into a definitive agreement that results in a change in control, Messrs. Szony, Medeiros and Klerk will be entitled to a change in a control payment equal to $200,000, $150,000 and $150,000, respectively, upon consummation of the change of control. If a change in control has not occurred prior to March 31, 2007, the Agreements terminate and no bonuses will be paid thereunder; provided however that if a definitive agreement has been executed on or prior to March 31, 2007 that would result in a change in control upon consummation of the transactions contemplated threby, then the Agreements expire on the earlier of (i) March 31, 2007 or (ii) the termination of such definitive agreement.

The above description is qualified in its entirety by the terms of the Agreements for Messrs. Szony, Medeiros and Klerk which are incorporated by reference and attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item	Exhibits.

10.1	Change in Control Bonus Agreement, dated as of May 23, 2006, by and between The Sands Regent and Ferenc B. Szony.

10.2	Change in Control Bonus Agreement, dated as of May 23, 2006, by and between The Sands Regent and Rob Medeiros.

10.3	Change in Control Bonus Agreement, dated as of May 23, 2006, by and between The Sands Regent and Cornelius T. Klerk.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2006	By:	/s/ Cornelius T. Klerk
Cornelius T. Klerk, Chief Financial Officer